EXHIBIT 4.3

SECOND AMENDMENT

to the

PREFERRED STOCK RIGHTS AGREEMENT

between

J.D. EDWARDS & COMPANY

and

COMPUTERSHARE TRUST COMPANY, INC.

This Second Amendment to the Preferred Stock Rights Agreement (the “Amendment”) is made and entered into as of June 16, 2003 between J.D. EDWARDS & COMPANY, a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, INC., as Rights Agent (the “Rights Agent”).

R E C I T A L S

WHEREAS, the Company and the Rights Agent entered into the Preferred Stock Rights Agreement dated as of October 22, 2001, as amended by the First Amendment to the Preferred Stock Rights Agreement dated as of June 1, 2003 (collectively, the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, the Company, PeopleSoft, Inc., a Delaware corporation (“PeopleSoft”), and Jersey Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of PeopleSoft (“Sub”), entered into an Amended and Restated Agreement and Plan of Merger and Reorganization (the “Amended Agreement”) pursuant to which PeopleSoft or Sub shall commence a tender offer to purchase all of the issued and outstanding common stock of the Company (the “Offer”), to be followed by a merger of Sub with and into the Company (the “Merger”) and a merger of the Company with and into PeopleSoft, upon the terms and subject to the conditions of the Amended Agreement;

WHEREAS, PeopleSoft and certain stockholders of the Company (the “Voting Agreement Holders”), have entered into Irrevocable Proxy and Voting Agreements (the “Company Voting Agreements”);

WHEREAS, on June 15, 2003, the Board of Directors of the Company resolved to amend the Rights Agreement to exempt the Offer, the Amended Agreement, the Company Voting Agreements and the other transactions specifically contemplated thereby from the application of the Rights Agreement; and

WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

2. Amendments.

(a) Section 1(a) of the Rights Agreement is hereby amended by replacing the last paragraph of Section 1(a) with the following new paragraph:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither PeopleSoft, nor Sub, nor any of the Voting Agreement Holders, nor any of such parties’ Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason of: (i) the approval, execution or delivery of the Amended Agreement, including any amendment or supplement thereto, or the Company Voting Agreements; or (ii) the consummation of the transactions specifically contemplated thereby, each upon the terms and subject to the conditions of the Amended Agreement.”

(b) Section 1(k) of the Rights Agreement is hereby amended by replacing the last paragraph of Section 1(k) with the following new paragraph:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Distribution Date shall be deemed to have occurred by reason of: (i) the approval, execution or delivery of the Amended Agreement, including any amendment or supplement thereto, or the Company Voting Agreements; or (ii) the consummation of the transactions specifically contemplated thereby, each upon the terms and subject to the conditions of the Amended Agreement.”

(c) Section 1(nn) of the Rights Agreement is hereby amended by replacing the last paragraph of Section 1(nn) with the following new paragraph:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Triggering Event shall be deemed to have occurred by reason of: (i) the approval, execution or delivery of the Amended Agreement, including any amendment or supplement thereto, or the Company Voting Agreements; or (ii) the consummation of the transactions specifically contemplated thereby, each upon the terms and subject to the conditions of the Amended Agreement.”

3. Effective Date. This Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution and delivery of the Amended Agreement and/or Company Voting Agreements by the Company and (b) the authorization by the Board of Directors of the Company approving the Merger and other transactions contemplated by the Amended Agreement.

4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

5. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

6. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

7. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

8. Certification. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held June 15, 2003, hereby certifies to the Rights Agent that this amendment is in compliance with Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

J.D. EDWARDS & COMPANY

By:	/s/ RICHARD E. ALLEN
Name:	Richard E. Allen
Title:	Executive Vice President and Chief
Financial Officer

COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ KELLIE GWINN
Name:	Kellie Gwinn
Title:	Vice President/Trust Oficer

COMPUTERSHARE TRUST COMPANY, INC

By:	/s/ THERESA HENSHAW
Name:	Theresa Henshaw
Title:	Operations Manager/Trust Officer